UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(RULE 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

SECURIAN FUNDS TRUST

(Name of Registrant as Specified in its Charter)

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☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 204.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11.

SECURIAN FUNDS TRUST

SFT REAL ESTATE SECURITIES FUND

400 ROBERT STREET NORTH

ST. PAUL, MINNESOTA 55101-2098

September 30, 2022

Dear Beneficial Owner:

The enclosed information statement contains important information about a new sub-advisory agreement (the “Cohen & Steers Sub-Advisory Agreement”) between Securian Asset Management, Inc. (the “Adviser”) and Cohen & Steers Capital Management, Inc. (“Cohen & Steers”), with respect to the SFT Real Estate Securities Fund (the “Fund”), a series of Securian Funds Trust (the “Trust”). At a special meeting of the Board of Trustees of the Trust (the “Board”) held on May 26, 2022, the Board, on behalf of the Fund, appointed Cohen & Steers as sub-adviser to the Fund and approved the Cohen & Steers Sub-Advisory Agreement, effective as of August 1, 2022.

The Board took this action upon the recommendation of the Adviser. The Adviser’s recommendation was based on several factors, including: Cohen & Steers’ portfolio management experience and strong investment performance track record.

The Board took this action pursuant to an exemptive order received by the Trust and the Adviser from the U.S. Securities and Exchange Commission that permits the Board generally to approve the appointment of a sub-adviser to the Fund, upon recommendation of the Adviser, without shareholder approval.

As the owner of a variable life insurance or variable annuity contract, you are an indirect participant in the Fund. Accordingly, we are providing you with the attached information statement to inform you of the changes to the Fund. We are not asking you for a proxy and you are requested not to send us a proxy.

Sincerely,

David M. Kuplic
President

SECURIAN FUNDS TRUST

SFT REAL ESTATE SECURITIES FUND

400 ROBERT STREET NORTH

ST. PAUL, MINNESOTA 55101-2098

INFORMATION STATEMENT

INTRODUCTION

This information statement is being provided to you on behalf of the Board of Trustees (the “Board”) of Securian Funds Trust (the “Trust”) by Minnesota Life Insurance Company (“Minnesota Life”) and Securian Life Insurance Company (“Securian Life” and collectively with Minnesota Life, the “Minnesota Life Companies”). The SFT Real Estate Securities Fund (the “Fund”) issues and sells its shares to the separate accounts of the Minnesota Life Companies. The separate accounts hold shares of mutual funds, including those of the Fund, which fund benefits under variable annuity contracts or variable life insurance contracts (the “Variable Contracts”) issued by the Minnesota Life Companies. You are receiving this information statement because, as the owner of a Variable Contract, you are an indirect participant in the Fund.

At a special meeting held on May 26, 2022, the Board considered a recommendation by Securian Asset Management, Inc. (the “Adviser”), the investment adviser to the Fund, to appoint Cohen & Steers Capital Management, Inc. (“Cohen & Steers”) as sub-adviser to the Fund and to approve a new sub-advisory agreement (the “Cohen & Steers Sub-Advisory Agreement”) between the Adviser and Cohen & Steers. During the first quarter of 2022, the Adviser announced that, effective during the third quarter of 2022, it no longer desired to be in the day-to-day business of managing total return fixed income, real estate investment trust, and real asset income investment strategies. As a result, the Adviser recommended to the Board that the Adviser engage Cohen & Steers for the Fund. On May 26, 2022, the Board voted unanimously to appoint Cohen & Steers as sub-adviser to the Fund and to approve the Cohen & Steers Sub-Advisory Agreement, effective as of August 1, 2022, after reviewing materials furnished by the Adviser and by Cohen & Steers pertaining to Cohen & Steers and the Cohen & Steers Sub-Advisory Agreement.

The Board took these actions without shareholder approval pursuant to an exemptive order received by the Trust and the Adviser from the U.S. Securities and Exchange Commission (“SEC”). The exemptive order permits the Board, upon recommendation of the Adviser, to hire new sub-advisers, to make certain other changes to existing sub-advisory agreements or continue the employment of an investment sub-adviser after an event which would otherwise cause the automatic termination of services (such as a change in control of the sub-adviser) without shareholder approval. Pursuant to the terms of the exemptive order, this information statement is being provided to owners of certain Variable Contracts who, by virtue of their ownership of the Variable Contracts, beneficially owned shares of the Fund at the close of business on September 21, 2022. This information statement describes the circumstances surrounding the Board’s approval of the Cohen & Steers Sub-Advisory Agreement and provides you with an overview of the terms of the Cohen & Steers Sub-Advisory Agreement. This information statement is being first sent to Variable Contract owners on or about [DATE]. You do not need to take any action; this statement is provided for information only.

WE ARE NOT ASKING YOU FOR A PROXY,

AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

BACKGROUND INFORMATION

Securian Funds Trust

The Trust is a Delaware statutory trust, organized on July 8, 2011. Each fund in the Trust operates as a no-load, open-end management investment company. The Trust is a series fund, which means that it has several different portfolios. On May 1, 2012, the Trust adopted and amended the registration statement of Advantus Series Fund, Inc. (the “Series Fund”) as filed with the SEC, pursuant to an Agreement and Plan of Reorganization (the “Reorganization Agreement”) approved by both the Board of Directors of the Series Fund and the Board of the Trust on July 28, 2011, and approved by the majority of the shareholders of each Portfolio of the Series Fund on October 21, 2011. Pursuant to the Plan of Reorganization, each Portfolio of the Series Fund was reorganized into a separate fund of the Trust, effective as of May 1, 2012.

Currently, shares of the Trust, including shares of the Fund, are sold to the separate accounts of Minnesota Life and Securian Life, both of which are Minnesota corporations. The separate accounts, which are the owners of the shares of the Trust, invest in the shares of the Fund in accordance with instructions received from the owners of the Variable Contracts issued by the Minnesota Life Companies. Minnesota Life and Securian Life, a subsidiary of Minnesota Life, through their separate accounts which fund the Variable Contracts, owned one hundred percent (100%) of the shares outstanding of the Fund as of September 21, 2022. Minnesota Life is a controlling person of the Fund and the Trust, and through its ownership of shares of the funds in the Trust, may elect all the Trustees of the Trust and approve other Trust and Fund actions. The address for the Minnesota Life Companies is 400 Robert Street North, St. Paul, Minnesota 55101-2098.

Securian Asset Management, Inc.

The investment adviser for the Fund is Securian Asset Management, Inc. The Adviser, or its predecessor, Advantus Capital Management, Inc., has been the investment adviser and manager of the Fund since May 1, 1997. The Adviser acts as such pursuant to the Investment Advisory Agreement (defined below), which is periodically considered for approval by the Board or shareholders of the Fund. The address of the Adviser is 400 Robert Street North, St. Paul, Minnesota 55101-2098.

The Adviser was incorporated in Minnesota on June 3, 1994, and is an affiliate of the Minnesota Life Companies. All of the shares of the voting stock of Minnesota Life are owned by a second-tier intermediate stock holding company named Securian Financial Group, Inc. (“SFG”), which in turn is a wholly-owned subsidiary of a first-tier intermediate stock holding company named Securian Holding Company, which in turn is a wholly-owned subsidiary of the ultimate parent, Minnesota Mutual Companies, Inc. The Adviser is also a wholly-owned subsidiary of SFG.

The Adviser acts as investment adviser and manager of the Fund under an investment advisory agreement by and between the Adviser and the Trust, dated May 1, 2012 (the “Investment Advisory Agreement”). The Investment Advisory Agreement was last approved by the Board (including a majority of the Trustees who are not parties to the contract, or interested persons of any such party) on January 27, 2022.

The Investment Advisory Agreement terminates automatically in the event of assignment. In addition, the Investment Advisory Agreement is terminable at any time, without penalty, by the Board or by vote of a majority of the Fund’s outstanding voting securities on sixty (60) days’ written notice to the Adviser, and by the Adviser on sixty (60) days’ written notice to the Fund. Unless sooner terminated, the Investment Advisory Agreement shall continue in effect only so long as such continuance is specifically approved at least annually either by the Board or by a vote of a majority of the outstanding voting securities, provided that in either event, such continuance is also approved by the vote of a majority of the directors who are not interested persons of any party to the Investment Advisory Agreement, cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval of any continuance of the Investment Advisory Agreement shall be effective with respect to the Fund if a majority of the outstanding voting securities of the Fund votes to approve such continuance, notwithstanding that such continuance may not have been approved by a majority of the outstanding voting securities of the Fund.

The Trust and the Adviser have obtained an exemptive order from the SEC which permits the Adviser to employ a “manager of managers” strategy in connection with its management of the Fund. The exemptive order permits the Adviser, subject to certain conditions, to select new investment sub-advisers with the approval of the Board, but without obtaining shareholder approval. The order also permits the Adviser to change the terms of agreements with the investment sub-advisers or continue the employment of an investment sub-adviser after an event which would otherwise cause the automatic termination of services (such as a change in control of the sub-adviser). Shareholders are notified of any investment sub-adviser changes. Shareholders have the right to terminate arrangements with an investment sub-adviser by vote of a majority of the outstanding shares of a Fund. The Adviser has the ultimate responsibility for the investment performance of each Fund employing investment sub-advisers due to its responsibility to oversee the investment sub-advisers and recommend their hiring, termination and replacement.

Principal Underwriter and Administrator

The principal underwriter for the Trust and the Fund is Securian Financial Services, Inc. (“Securian Financial”), an affiliate of the Adviser. During the most recent fiscal year ended December 31, 2021, the Fund paid Securian Financial $346,969 for distribution services provided to the Fund in accordance with the Trust’s plan of distribution. Securian Financial will continue to provide these distribution services to the Fund.

SFG serves as administrative services agent to the Trust and the Fund. Administrative services provided to the Trust and the Fund by SFG include accounting oversight, financial reporting, legal and other administrative services. During the most recent fiscal year ended December 31, 2021, the Fund paid $34,000 for administrative services provided by SFG. SFG will continue to provide these administrative services to the Fund.

The address of both Securian Financial and SFG is 400 Robert Street North, St. Paul, Minnesota 55101-2098.

Investment Sub-Adviser

Approval of the Cohen & Steers Sub-Advisory Agreement

At a special meeting of the Board held on May 26, 2022, the Adviser recommended that the Board approve the Cohen & Steers Sub-Advisory Agreement so that Cohen & Steers would be hired as sub-adviser for the Fund and provide the day-to-day portfolio management of the Fund’s investments. At that meeting, the Board, including a majority of the Trustees who are not “interested persons” of the Trust, within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”), appointed Cohen & Steers as sub-adviser for the Fund and approved the Cohen & Steers Sub-Advisory Agreement, effective as of August 1, 2022. Pursuant to the “manager of managers” exemptive order received by the Trust and the Adviser, the Cohen & Steers Sub-Advisory Agreement has not been or will be submitted to a vote of security holders.

Cohen & Steers Capital Management, Inc.

Cohen & Steers, located at 280 Park Avenue, 10th Floor, New York New York, is a wholly-owned subsidiary of Cohen & Steers, Inc. (“CNS”), a publicly traded company whose common stock is listed on the New York Stock Exchange under the symbol “CNS.” CNS is located at 280 Park Avenue, 10th Floor, New York New York. Cohen & Steers is a global investment manager specializing in liquid real assets, including real estate securities, listed infrastructure and natural resource equities, as well as preferred securities and other income solutions. As of December 31, 2021, Cohen & Steers had total assets under management of approximately $106.6 billion.

Executive Officers and Directors of Cohen & Steers

NAME	TITLE
Joseph M. Harvey	Chief Executive Officer, President and Director
Adam M. Derechin	Executive Vice President and Chief Operating Officer
Matthew S. Stadler	Executive Vice President and Chief Financial Officer
Francis C. Poli	Executive Vice President, General Counsel and Secretary
Jon Cheigh	Executive Vice President and Chief Investment Officer

Jon Cheigh, Chief Investment Officer, Executive Vice President, and Portfolio Manager, Jason A. Yablon, Executive Vice President and Portfolio Manager, and Mathew Kirshner, Senior Vice President and Portfolio Manager, serve as the Fund’s primary portfolio managers.

Cohen & Steers currently serves as investment adviser or sub-adviser for the following funds, which are registered with the SEC under the 1940 Act, that have main investment strategies substantially similar to those of the Fund:

		Market Value ($ Million)	Adviser/ Sub-Adviser	Advisory Fee Schedule:
Fund Name	Account Type			Asset Level	($ Mil)	Rate

Other 1940 Act funds sub-advised by Cohen & Steers
AST Cohen & Steers Realty Portfolio (ASK)	1940 Act Mutual Fund	$546.18[1]	Advanced Series Trust	All Assets	Up to $350	0.35%
			Cohen & Steers	All Assets	Over $350	0.25%

Penn Series Real Estate Securities Fund (PSUS)	1940 Act Mutual Fund	118.24[1]	Penn Series Funds, Inc.	All Assets	Up to $100	0.38%
			Cohen & Steers	All Assets	Over $100	0.25%

Cohen & Steers Realty Shares, Inc. (CSR)	1940 Act Mutual Fund	$7,775.28[1]	Cohen & Steers Capital Management, Inc.	All Assets	All Assets	0.75%

1Market Value as of May 31, 2022.

INVESTMENT SUB-ADVISORY AGREEMENT

Information Concerning the Cohen & Steers Sub-Advisory Agreement

The Cohen & Steers Sub-Advisory Agreement is substantially similar in all material respects to the sub-advisory agreements previously approved by the Board for the other sub-advised funds of the Trust.

The Cohen & Steers Sub-Advisory Agreement requires Cohen & Steers to perform the same portfolio management services as those provided by the Adviser under the Investment Advisory Agreement. Accordingly, the Fund will receive advisory services from Cohen & Steers under the Cohen & Steers Sub-Advisory Agreement that are substantially the same to those it received from the Adviser under the Investment Advisory Agreement.

The Cohen & Steers Sub-Advisory Agreement provides that, within the framework of the investment objectives, policies and restrictions of the Fund and applicable law, and subject to the supervision of the Adviser and the Board, Cohen & Steers is granted discretion to formulate and implement an overall program for managing the investment of the assets of the Fund and to take such steps as are necessary to implement the investment program by purchase and sale of securities.

The Cohen & Steers Sub-Advisory Agreement requires the Adviser to arrange with the Fund’s custodian to have at least one (1) short-term investment fund available which Cohen & Steers agrees to use for short-term investment of cash, subject to limitations under the 1940 Act. Under the Cohen & Steers Sub-Advisory Agreement, Cohen & Steers is responsible for the management of cash, and Cohen & Steers is required to manage cash in full compliance with any applicable restrictions, including limitations under the 1940 Act.

The Cohen & Steers Sub-Advisory Agreement states that the Adviser may, on occasion, enter into agreements for directed brokerage with certain brokers, and Cohen & Steers agrees to follow the Adviser’s direction regarding such directed brokerage. Otherwise, the Cohen & Steers Sub-Advisory Agreement provides that, in placing orders or directing the placement of orders for the execution of portfolio transactions, Cohen & Steers is authorized to select brokers and dealers for the execution of the Fund’s transactions. In selecting such brokers or dealers, Cohen & Steers is authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services which enhance Cohen & Steers’ investment research and portfolio management capability generally. Cohen & Steers also may negotiate with and assign to a broker a commission which may exceed the commission which another broker would have charged for effecting the transaction if Cohen & Steers determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services provided by such broker, viewed in terms either of the Fund’s or Cohen & Steers’ overall responsibilities to Cohen & Steers’ discretionary accounts.

Cohen & Steers is required to provide reports to the Adviser or the Board concerning the investment activity and portfolio composition of the Fund in such form and at such intervals as the Adviser or the Board may from time to time reasonably request. The Cohen & Steers Sub-Advisory Agreement requires Cohen & Steers to use the same skill and care in providing services to the Fund as it uses in providing services to other fiduciary accounts for which it has investment responsibility.

The Cohen & Steers Sub-Advisory Agreement allows Cohen & Steers, to the extent permitted by applicable law, and subject to certain conditions, to aggregate the purchase or sale of securities in order to obtain the best execution or lower brokerage commissions and to allocate the securities so purchased or sold, as well as the expenses incurred in the transaction, in the manner Cohen & Steers considers to be the most equitable and consistent with its fiduciary obligations to the Fund and its other customers.

The Cohen & Steers Sub-Advisory Agreement requires Cohen & Steers to pay all of its own expenses incurred in connection with its activities under the Cohen & Steers Sub-Advisory Agreement; however, all brokerage and custodial expenses, and compliance related expenses, except if such compliance related expenses are caused by Cohen & Steers, relating to the operation of the Fund are to be borne by the Fund.

On May 26, 2022, the Cohen & Steers Sub-Advisory Agreement was approved by the Board, including a majority of the Trustees who are not “interested persons” within the meaning of the 1940 Act, by a vote cast virtually pursuant to SEC exemptive relief at a meeting called for the purposes of voting such approval. The Cohen & Steers Sub-Advisory Agreement provides for an initial term of two (2) years from the effective date of the agreement, which is August 1, 2022. The Cohen & Steers Sub-Advisory Agreement is then renewed for successive annual terms, provided that such continuance is specifically approved at least annually by a vote of the holders of the majority of the outstanding voting securities of the Fund or by a vote of the majority of the Board, and provided further that in either event the continuance is also approved by a majority of the Trustees who are not “interested persons” within the meaning of the 1940 Act, by vote cast at a meeting called for the purpose of voting on such approval.

The Cohen & Steers Sub-Advisory Agreement may be terminated at any time without payment of penalty by the Board or by a vote of a majority of the outstanding voting securities of the Fund on sixty (60) days’ prior written notice to Cohen & Steers, or by the Adviser or Cohen & Steers upon sixty (60) days’ prior written notice to the other. The Cohen & Steers Sub-Advisory Agreement terminates automatically in the event of its assignment or upon any termination of the Investment Advisory Agreement between the Trust and the Adviser. The Cohen & Steers Sub-Advisory Agreement may be modified only by mutual written agreement by the parties thereto.

The Cohen & Steers Sub-Advisory Agreement generally provides that Cohen & Steers and its officers, directors, employees or agents are not subject to liability for acts or omissions as sub-adviser to the Fund, except for losses resulting from willful misfeasance, bad faith, or gross negligence. Notwithstanding the foregoing, if a higher standard of care is imposed by applicable law, such standard will apply under the Cohen & Steers Sub-Advisory Agreement.

The Cohen & Steers Sub-Advisory Agreement provides that for the services rendered, the facilities furnished, and the expenses assumed by Cohen & Steers, the Adviser (out of its fees received from the Fund, in accordance with the terms of the Investment Advisory Agreement between the Adviser and the Trust) will pay Cohen & Steers an annual sub-advisory fee as shown in the following table. The sub-advisory fee is accrued daily and paid to Cohen & Steers quarterly.

SFT Real Estate Securities Fund
Average Daily Net Assets	Rate
0 to $100 million	0.38% (38 bps)
Over $100 million	0.25% (25 bps)

Advisory and Sub-Advisory Fees

For the fiscal year ended December 31, 2021, the Fund paid the Adviser $1,031,886 for advisory services to the Fund.

For the fiscal year ended December 31, 2021, the Fund did not have a sub-adviser and therefore paid $0 for sub-advisory services to the Fund.

Investment Process

There are no material changes to the Fund’s investment objective or processes in connection with the Cohen & Steers Sub-Advisory Agreement. Cohen & Steers will now provide the day-to-day portfolio management of the Fund’s investments instead of the Adviser. The Fund’s investment objective remains to seek above average income and long-term growth of capital, and the updated principal investment strategies for the Fund are summarized here.

Under normal circumstances, at least eighty percent (80%) of the Fund’s net assets (including any borrowings for investment purposes) will be invested in common stocks and other equity securities issued by real estate companies. The eighty percent (80%) investment policy is not fundamental, which means it may be changed without the vote of a majority of the Fund’s outstanding shares, but the shareholders will be notified in writing at least sixty (60) days prior to any change of this policy.

Cohen & Steers adheres to a bottom-up, relative value investment process. To guide the portfolio construction process, Cohen & Steers utilizes a proprietary valuation model that quantifies relative valuation of real estate securities based on price-to-net asset value (“NAV”), cash flow multiple/growth ratios and a dividend discount model. Analysts incorporate both quantitative and qualitative analysis in their NAV, cash flow, growth and dividend discount model estimates. Cohen & Steers’ research process includes an evaluation of the commercial real estate supply and demand dynamics, management, strategy, property quality, financial strength and corporate structure. Judgments with respect to risk control, geographic and property sector diversification, liquidity and other factors are considered along with the models’ output and drive the portfolio managers’ investment decisions. The Fund will not seek to achieve specific environmental, social or governance (“ESG”) outcomes through its portfolio of investments, nor will it pursue an overall impact or sustainable investment strategy. However, Cohen & Steers will incorporate consideration of relevant ESG factors into its investment decision-making. For example, although the Cohen & Steers does not generally exclude investments based on ESG factors alone, when considering an investment opportunity with material exposure to carbon emissions regulation, this risk may be considered as one factor in its holistic review process.

Real estate equity securities include common stocks, preferred stocks and other equity securities issued by real estate companies, including real estate investment trusts (“REITs”) and similar REIT-like entities. A real estate company is one that (i) derives at least fifty percent (50%) of its revenue from the ownership, construction, financing, management or sale of commercial, industrial or residential real estate and land; or (ii) has at least fifty percent (50%) of its assets invested in such real estate. REITs are companies that own interests in real estate or in real estate related loans or other interests, and their revenue primarily consists of rent derived from owned, income producing real estate properties and capital gains from the sale of such properties. The Fund may invest without limit in shares of REITs.

A REIT in the U.S. is generally not taxed on income distributed to shareholders so long as it meets certain tax related requirements, including the requirement that it distribute substantially all of its taxable income to such shareholders (other than net capital gains for each taxable year). REIT-like entities are organized outside of the U.S. and have operations and receive tax treatment in their respective countries similar to that of U.S. REITs. The Fund retains the ability to invest in real estate companies of any market capitalization.

The Fund may invest in securities of foreign issuers which meet the same criteria for investment as domestic companies, including investments in such companies in the form of American Depositary Receipts, Global Depositary Receipts and European Depositary Receipts, but in no event may such investments exceed more than twenty percent (20%) of its total assets.

Board Consideration of the Cohen & Steers Sub-Advisory Agreement

At a special meeting held on May 26, 2022, the Board considered the Adviser’s recommendation to approve the Cohen & Steers Sub-Advisory Agreement between the Adviser and Cohen & Steers with respect to the Fund, effective as of August 1, 2022. At the meeting, the Board reviewed materials furnished by the Adviser and by Cohen & Steers pertaining to Cohen & Steers and the Cohen & Steers Sub-Advisory Agreement. The Board also met virtually with and received a presentation from the Cohen & Steers’ investment team.

The Adviser, as manager of all of the funds of the Trust, is charged with researching and recommending sub-advisers for the Fund. The Adviser has adopted policies and procedures to assist it in the process of analyzing each sub-adviser with expertise in particular asset classes for purposes of making the recommendation that a specific investment adviser be selected. The Board reviews and considers the information provided by the Adviser in deciding which investment advisers to approve. The Board also receives frequent updates on industry and regulatory developments and best practices. After an investment adviser becomes a sub-adviser, a similarly rigorous process is instituted by the Adviser to monitor the investment performance and other responsibilities of the sub-adviser.

The Board, including a majority of the independent Trustees, with the assistance of independent counsel to the independent Trustees, considered whether to approve the Cohen & Steers Sub-Advisory Agreement. The independent Trustees are those Trustees who are not “interested persons” of the Trust or the Fund, within the meaning of the 1940 Act, and are not employees of or affiliated with the Trust, the Fund, the Adviser, or Cohen & Steers.

Prior to voting, the Board reviewed the Adviser’s recommendation that it approve the Cohen & Steers Sub-Advisory Agreement with independent legal counsel and received from such counsel an oral summary of the legal standards for consideration of the proposed approval. In its deliberations, the Board considered all factors that the Board believed were relevant. The Board based its decision to approve the Cohen & Steers Sub-Advisory Agreement on the totality of the circumstances and relevant factors, and with a view to past and future long-term considerations.

The Trustees had requested and evaluated other information, including information on Cohen & Steers’ organization and current staffing, performance information, and information on its compliance program and practices.

The Trustees reviewed the terms of the Cohen & Steers Sub-Advisory Agreement. In reaching their determination with respect to the approval of the Cohen & Steers Sub-Advisory Agreement, the Trustees met in private session with independent legal counsel at which no representatives of the Adviser, Cohen & Steers, or their respective affiliates were present.

In their deliberations, the Trustees did not identify any particular information that was all-important or controlling, and each Trustee may have attributed different weights to the various factors. The Trustees evaluated all information available to them regarding the Fund.

The material factors and conclusions that formed the basis for the Trustees’ approval of the Cohen & Steers Sub-Advisory Agreement (including the appropriateness of the fees payable to Cohen & Steers by the Adviser thereunder) were separately discussed by the Trustees. The Trustees determined that the proposed arrangements between the Fund and Cohen & Steers, as provided in the Cohen & Steers Sub-Advisory Agreement, are fair and reasonable in light of the services proposed to be performed, expenses incurred and such other matters as the Trustees considered relevant in the exercise of their reasonable judgment.

The Board determined that the Cohen & Steers Sub-Advisory Agreement was reasonable and in the best interests of the Fund and approved Cohen & Steers as the Fund’s sub-adviser, effective as of August 1, 2022. The Board’s decision to approve the Cohen & Steers Sub-Advisory Agreement reflects the exercise of its business judgment on whether to approve new arrangements and continue existing arrangements.

A rule adopted by the SEC under the 1940 Act requires a discussion of certain factors relating to the selection of investment advisers and sub-advisers and the approval of advisory and sub-advisory fees. The factors enumerated by the SEC in the rule are set forth below in italics followed by the Board’s conclusions regarding each factor.

The nature, extent, and quality of services proposed to be provided by Cohen & Steers

In deciding to approve Cohen & Steers as the Fund’s sub-adviser, the Board considered the experience and track record of Cohen & Steers’ investment management personnel. The Board also took into account Cohen & Steers’ investment infrastructure.

In addition, the Board considered whether Cohen & Steers is capable of competently managing the Fund; that the nature, extent, and quality of services that Cohen & Steers proposes to provide would be at a level at least equal to the services that are currently being provided by the Adviser; that Cohen & Steers was staffed with a number of experienced personnel; and that Cohen & Steers is supported by a well-capitalized parent company. Based upon all these matters, the Board concluded that the nature, extent and quality of services Cohen & Steers proposes to provide would likely benefit the Fund.

The investment performance of Cohen & Steers

The Board received information on the investment returns of Cohen & Steers’ U.S. Real Estate Investment Team, whose investment strategy was proposed to be used by Cohen & Steers as the sub-adviser to the Fund. Gross investment return information included annualized one-, three-, five-, and ten-year annualized returns and since inception (3/29/1985) annualized returns. It was noted that for each of the three-, five-, and ten-year annualized returns, and the annualized returns since inception (3/29/1985), the strategy utilized by Cohen & Steers U.S. Real Estate Investment Team, outperformed the respective benchmark index. On the basis of the information presented, the Board concluded that Cohen & Steers would be capable of managing the Fund in an acceptable manner.

The costs of services to be provided and profits to be realized by Cohen & Steers from its relationship with the Fund

The Board did not consider Cohen & Steers’ projected profitability, as it has not managed the Fund. However, the Board compared the fee schedule in the Cohen & Steers Sub-Advisory Agreement to the fee schedule in the

Investment Advisory Agreement. The Board noted that the fees paid to Cohen & Steers will be paid by the Adviser out of the fees it receives from the Fund and that the fees payable by shareholders of the Fund will not change. Based upon its review, the Board concluded that the fees proposed to be paid to Cohen & Steers were reasonable.

The extent to which economies of scale would be realized as the Fund grows, and whether fee levels reflect these economies of scale

The Board noted that the fee schedules in the Sub-Advisory Agreements contain “breakpoints” to reduce the fee rate based upon the size of the Fund’s assets. The costs associated with the approval of the Cohen & Steers Sub-Advisory Agreement (such as the cost of preparing and mailing this information statement) will be borne by Adviser.

Based on the foregoing factors, the Board concluded that approving the Cohen & Steers Sub-Advisory Agreement was in the best interest of the Fund and their shareholders.

Brokerage Transactions

For the year ended December 31, 2021, the Fund paid $128,766 in brokerage fees.

Affiliated Brokerage Commissions

During the year ended December 31, 2021, the Fund paid no commissions to any Affiliated Broker. As defined in rules under the Securities Exchange Act of 1934, an “Affiliated Broker” is a broker that is affiliated with the Trust, the Fund, the Adviser, or Cohen & Steers.

RECORD OF OUTSTANDING SHARES

The number of shares of the Fund outstanding at the close of business on September 21, 2022, is listed in the table below.

The officers and trustees of the Trust cannot directly own shares of the Fund, and they cannot beneficially own shares of the Fund unless they purchase Variable Contracts issued by the Minnesota Life Companies. At September 21, 2022, the officers and trustees of the Trust, as a group, beneficially owned less than one percent (1%) of the outstanding shares of the Fund, and Minnesota Life, for itself and through its separate accounts, was the only shareholder of the Fund. To the best knowledge of the Trust, no person other than Minnesota Life owned, of record or beneficially, five percent (5%) or more of the outstanding shares of the Fund as of September 21, 2022. Information as of September 21, 2022, with regard to Minnesota Life’s ownership of the Fund is provided below:

Fund	Shares Outstanding	Shares Owned by Minnesota Life	Percent of Outstanding Shares Owned by Minnesota Life
SFT Real Estate Securities Fund — Class 1 Shares				%
SFT Real Estate Securities Fund — Class 2 Shares				%

REPORTS AVAILABLE

The Fund will furnish, without charge, a copy of its most recent annual report to shareholders and its most recent semiannual report to shareholders succeeding such annual report, if available, to a Variable Contract owner upon request. Such requests should be directed to Minnesota Life Insurance Company, 400 Robert Street North, St. Paul, Minnesota 55101-2098, if made by mail, and to (800) 995-3850, if made by telephone.

SHAREHOLDER PROPOSALS

The Trust is not required to hold annual meetings of shareholders. Since the Trust does not hold regular meetings of shareholders, the anticipated date of the next meeting of shareholders cannot be provided. Any shareholder proposal that may properly be included in the proxy solicitation material for a meeting of shareholders must be received by the Trust no later than one hundred twenty (120) days prior to the date proxy statements are mailed to shareholders.